Exhibit 10.6
SPS COMMERCE, INC.
2010 EQUITY INCENTIVE PLAN

Non-Employee Director
Restricted Stock Unit Award Agreement

    SPS Commerce, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan (the “Plan”), hereby grants an award of restricted stock units (“Units”) to you, the Participant named below. The terms and conditions of this restricted stock unit Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[_______________________]
Number of Units: **[_______]	Grant Date: __________, 20__
Vesting Schedule:
Vesting Dates	Number of Units that Vest

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Units specified in the table above.

PARTICIPANT:    SPS COMMERCE, INC.

        By:______________________________________
    Title:_____________________________________

DMS_US.367321078.2

SPS Commerce, Inc.
2010 Equity Incentive Plan
Restricted Stock Unit Award Agreement
(Non-Employee Director)

Terms and Conditions

1.    Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Dividend Equivalents. If the Company declares and pays cash dividends with respect to its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date a dividend equivalent dollar amount equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.

3.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 3 shall be of no effect and shall result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

4.    Vesting of Units.

(a)    Scheduled Vesting. If you remain in Service as a Non-Employee Director of the Company continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)    Accelerated Vesting. Notwithstanding Section 4(a), the Units will vest in full upon the occurrence of a Change in Control (within the meaning of Section 2(f)(3) of the Plan, including the last sentence thereof), so long as you have continuously provided Service to the Company between the Grant Date and the date of such Change in Control.

5.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b), if you cease to be a Service Provider prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

6.    Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, no later than March 15 of the year following the calendar year in which such Units vest, cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

7.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

8.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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